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                                                             EXHIBIT (10)-2


                         WISCONSIN ENERGY CORPORATION
                          AMENDED NON-QUALIFIED TRUST


      THIS AMENDED AGREEMENT made this 26th day of January 1996, by and between WISCONSIN ENERGY CORPORATION ("Company") and FIRSTAR TRUST COMPANY ("Trustee");

      WHEREAS, Company has adopted the nonqualified deferred compensation Plan(s) as listed in Appendix A;

      WHEREAS, Company and certain of its subsidiaries have incurred or expect to incur liability under the terms of such Plan(s) with respect to the individuals participating in such Plan(s);

      WHEREAS, Company has previously established a trust (hereinafter called "Trust") and contributed to the Trust assets to be held therein, subject to the claims of the creditors of the Company and all contributing subsidiaries, in the event of Insolvency of the Company or any contributing subsidiary, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s);

      WHEREAS, Company wishes to amend the Trust to permit Trust assets to be invested in Company stock and to make certain other Trust changes;

      WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

      WHEREAS, it is the intention of Company and certain of its subsidiaries to make contributions to the Trust to provide a source of funds to assist in the meeting of the liabilities under the Plan(s);

      NOW, THEREFORE, the parties do hereby amend the Trust and agree that the Trust shall be comprised, held and disposed of as follows:


Section 1.  ESTABLISHMENT OF TRUST

      (a) Company has previously contributed amounts to the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

      (b)   The Trust hereby established shall be irrevocable.

      (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

      (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company or any of its subsidiaries and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership

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interest in, any assets of the Trust.  Any rights created under the Plan(s)
and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of general creditors of the Company and any contributing subsidiary under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

      (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in Trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any plan participant or beneficiary shall have any right to compel such additional deposits.

      (f) Upon a Change of Control Company shall, as soon as possible, but in no event longer than 60 days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each plan participant or beneficiary the benefits to which plan participants or their beneficiaries would be entitled pursuant to the terms of the plan(s) as of the date on which the Change of Control occurred.


Section 2.  PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

      (a) Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts.
Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

      (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s).

      (c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.


Section 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

      (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Company or any contributing subsidiary is Insolvent. Whenever the term "Company" is used in this Section 3, it shall also be deemed

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to mean any contributing subsidiary of the Company.  Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

      (b)   At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

            (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

            (2) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

            (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their bene-ficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

            (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

      (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.


Section 4.  PAYMENTS TO COMPANY.

      Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s).




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Section 5.  INVESTMENT AUTHORITY.

      (a) Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with plan participants.

Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

      (b) Subject to (a) above, Trustee shall invest and reinvest the principal and income of the Trust fund in any and all common stocks, preferred stocks, bonds, notes, debentures, mortgages, equipment trust certificates, investment trust certificates, common, collective or group trust investments or mutual fund investments (including any such trusts or funds as may be established by Trustee or any of its affiliates), real and personal property wherever situated, and in such other property, investments and securities of any kind, class or character as Trustee may deem suitable for the Trust. Trustee shall have the power, in its sole discretion, to do all such acts, execute all such instruments, take all such proceedings and exercise all rights and privileges with respect to any property or asset constituting a part of the Trust fund as if Trustee were the absolute owner thereof.

      (c) Notwithstanding any other provision of this Trust, Company, by action of its Board or Executive Committee, may from time to time appoint one or more independent professional investment advisors (each of which is hereinafter called an "Investment Advisor") with respect to the total or any portion of the Trust fund. Trustee shall not be required to be a party to any agreement appointing an Investment Advisor except in the case where Company requests Trustee to enter into an agency and custody agreement with an Investment Advisor which will also be the depository and custodian of the Trust fund assets allocated to its management; provided further that the terms and conditions of appointment, authority, retention and removal of Investment Advisor shall be the sole responsibility of Company. Investment Advisor shall have and exercise all of the investment powers reserved to Trustee under this Trust Agreement during the period of such appointment. Upon receipt of written notice from Company of the appointment of such Investment Advisor, Trustee shall perform such custodial and ministerial acts relating to investments as may be required to carry out the directions of Investment Advisor and the administration of such portion of the Trust fund for which an advisor is appointed, but shall be relieved of all responsibility for investment or failure to invest in accordance with this Trust Agreement for such portion of the Trust fund during the period of such appointment, except that Trustee may invest and reinvest income and principal cash in U.S. treasury bills, commercial paper, or other short-term investments, including in interests in any common, collective or group trust fund or mutual fund that is created and maintained by Trustee or any of its affiliates from time to time for the collective short-term investment of Trust cash reserves, pending receipt of directions as to the investment or disposition of such cash.


Section 6.  DISPOSITION OF INCOME.

      During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

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Section 7.  ACCOUNTING BY TRUSTEE.

      With respect to the Trust fund and each Plan, Trustee shall keep or cause to be maintained accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person or persons designated by Company. Trustee shall file with Company annually or more frequently if requested a written report setting forth all investments, receipts and disbursements, and other transactions effected by them to the date covered by the report, and showing all cash and other property held at the end of such period. At the request of Company, Trustee shall establish and maintain separate records on contributions made hereunder by Company and any contributing subsidiary. Such funds may be commingled, invested and reinvested hereunder in all respects as a commingled single fund, but Trustee, to the extent it is maintaining separate records hereunder as to the contributing entity, shall always maintain separate accounts within the Trust showing the value of the separate interests of each contributing entity, on a pro rata basis.


Section 8.  RESPONSIBILITY OF TRUSTEE.

      (a) Trustee shall have no duty to review or recommend the sale, retention or other disposition of any asset purchased or retained at the direction of Investment Advisor, nor shall Trustee have any personal liability or responsibility for any loss to or depreciation of such portion of the Trust fund for which an advisor is appointed occasioned by reason of the purchase, sale or retention of any asset in accordance with the direction of Investment Advisor, or by reason of not having sold such asset so purchased or retained in the absence of any direction from Investment Advisor to make such sale.
All directions given to Trustee by Investment Advisor, including broker's con-firmations, shall be given in writing or given orally and immediately confirmed in writing. Company shall indemnify and hold Trustee harmless from and against any claim, loss or expense (including reasonable counsel fees) arising out of anything done or omitted by Trustee in reliance on the directions (or the absence of any directions) of Company or any Investment Advisor appointed under Section 5(c) above.

      (b) Trustee may consult with legal counsel, who may be counsel for Company or in the employ of Company, in respect to any of its rights, duties and obligations hereunder and shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel.

      (c) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

      (d) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as a asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

      (e) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.
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Section 9.  COMPENSATION AND EXPENSES OF TRUSTEE.

      Company shall pay all administrative and Trustee's fees and expenses as shall be agreed to from time to time by Company. If not so paid, the fees and expenses shall be paid from the Trust.

Section 10. RESIGNATION AND REMOVAL OF TRUSTEE.

      (a) Trustee may resign at any time by written notice to Company, which shall be effective 60 days after receipt of such notice unless Company and Trustee agree otherwise.

      (b) Trustee may be removed by Company on 60 days' notice or upon shorter notice accepted by Trustee.

      (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 120 days after receipt of notice of resignation removal or transfer, unless Company extends the time limit.

      (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.


Section 11. APPOINTMENT OF SUCCESSOR.

      If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.


Section 12. AMENDMENT OR TERMINATION.

      (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s) or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

      (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s). Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

      (c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), Company may terminate this Trust prior to the time all benefit payments under the Plan(s)
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have been made.  All assets in the Trust at termination shall be returned to
Company.


Section 13. MISCELLANEOUS.

      (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

      (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

      (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Wisconsin and of the United States of America.

      (d) For purposes of this Trust, Change of Control shall mean: the occurrence of any of the following events, as a result of one transaction or a series of transactions:

            (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding Company, its affiliates and any qualified or non-qualified plan maintained by Company or its affiliates), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under such Act), directly or indirectly, of securities of Company representing more than 20% of the combined voting power of Company's then outstanding securities;

            (2) individuals who constitute a majority of the Board immediately prior to a contested election for positions on the Board cease to constitute a majority as a result of such contested election;

            (3) Company is combined (by merger, share exchange, consolidation, or otherwise) with another corporation and as a result of such combination, less than 60% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of Company;

            (4) Company sells, leases, or otherwise transfers all or substantially all of its properties or assets not in the ordinary course of business to another person or entity; or

            (5) the Board determines in its sole and absolute discretion that there has been a change in control of Company.

      These "Change in Control" provisions shall apply to successive Changes in Control on an individual transaction basis.

      Notwithstanding any of the other provisions of this Trust, none of the transactions contemplated by the Agreement and Plan of Merger by and among Northern States Power Company, Wisconsin Energy Corporation, Northern Power Wisconsin Corp., and WEC Subcorp., dated as of April 28, 1995 shall constitute a Change in Control for purposes of the Trust.





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Section 14. EFFECTIVE DATE.

      The effective date of this Amended Trust Agreement shall be January 26, 1996.


                                          WISCONSIN ENERGY CORPORATION



                                    By:   /s/ Ann Marie Brady
                                          -----------------------------
                                          Ann Marie Brady
                                          Assistant Secretary


                               Attest:    /s/ Karen Kusserow
                                          -----------------------------
                                          Karen Kusserow


                                          FIRSTAR TRUST COMPANY



                                    By:   /s/ Richard A. Whittow
                                          -----------------------------
                                          Richard A. Whittow
                                          Vice President


                               Attest:    /s/ Colleen K. Hauser
                                          -----------------------------
                                          Colleen K. Hauser
                                          Asst. Secretary

























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                                  APPENDIX A

                        TO WISCONSIN ENERGY CORPORATION
                         EXECUTIVE NON-QUALIFIED TRUST



      The nonqualified deferred compensation Plans referred to on page 1 of the above Trust are identified as follows:

      1.    Wisconsin Energy Corporation Executive Deferred Compensation Plan.

      2.    Wisconsin Energy Corporation Supplemental Executive Retirement
            Plan.

      3.    Wisconsin Energy Corporation Directors' Deferred Compensation
            Plan.

      4. Various individual supplemental benefit letter agreements more particularly identified as follows:

            a. Wisconsin Energy Corporation ("WEC") letter to Mr. R. A. Abdoo, dated April 26, 1995.

            b. Wisconsin Electric Power Company ("WE") letter to Mr. C. H. Baker, dated November 21, 1994.

            c. Wisconsin Natural Gas Company ("WN") letter to Mr. G. W. Bomier, dated April 1, 1986.

            d.    WEC letter to Mr. J. W. Boston, dated June 15, 1995.

            e.    WE letter to Mr. D. S. Bott, dated November 21, 1994.

            f.    WE letter to Mr. Sol Burstein, dated April 29, 1976.

            g. Release Agreement between WN and Mr. S. A. Erbe dated February 2, 1994.

            h. WN letter to Mr. R. K. Espe, dated December 14, 1990 and Release Agreement between WN and Mr. Espe dated February 2, 1994.

            i.    WE letter to Mr. R. H. Gorske, dated December 14, 1990.

            j. Special Employment, Retirement Benefit and Release Agreement between WE and Ms. N. R. Noeske dated May 21, 1993.

            k. Retirement Agreement between WE and Mr. H. R. Platz, dated January 15, 1991.

            l. Release Agreement between WN and M. E. Schulz dated February 9, 1994.

            m.    WE letter to Mr. J. E. Speaker, dated November 21, 1994.

            n. Retirement and Release Agreement between WE and Mr. F. A. Trebatoski, dated December 17, 1991.

            o.    Release Agreement between WEC and Mr. Piltz, dated April 19,
                  1995.